Exhibit 10.03

FY 2008 Executive Annual Incentive Plan

(Amended and Restated)

Job Category:	(“Participant”)

Purpose:	Provide critical focus on specific, measurable corporate goals and provide performance-based compensation based upon the level of attainment of such goals.

Effective Date:	May 1, 2007

Bonus Target:	The target incentive bonus for this executive position is [50%/100%] of the Participant’s annual base salary. The incentive bonus will be paid on a [semi-annual/annual] basis based on the Participant’s actual base salary from time of eligibility under the Plan through the applicable fiscal period. Payments will be subject to applicable payroll taxes and withholdings.

Bonus Payments:	The incentive bonus will be paid on a [semi-annual/annual] basis. Payment will be made within two and one-half months of the financial close of the applicable fiscal period.

Components:	The following performance metric(s) will be used to determine the amount of the incentive bonus: *

	Metric	Weighting

Achievement Schedule:	The achievement schedule for each metric and associated bonus associated with the achievement of such metric is set forth in Schedule 1 attached hereto.

Pro-ration:	The calculation of the incentive bonus will be based on eligible actual base salary earnings for the applicable fiscal period and, subject to the eligibility requirements below, will be pro-rated based on the number of days the Participant is employed as a regular, full-time employee of Serena during the applicable fiscal period.

Eligibility:	The Participant must be a regular, full-time employee of Serena at the end of the applicable fiscal period and remain actively employed through the date of the bonus payout in order to be eligible to receive the incentive bonus. Similarly, the Participant must be a regular, full-time employee of Serena at the end of the fiscal year and remain actively employed through the date of the bonus payout in order to be eligible to receive any incentive bonus measured on an annual basis and/or based on annual over-achievement or other annual adjustment. A Participant who leaves before the end of the applicable fiscal period or prior to the payment of the incentive bonus for such fiscal period will not be eligible to receive the incentive bonus or any pro-ration thereof.

Acquisition:	In the event of an acquisition or purchase of products or technology, the Administrator may adjust the applicable financial performance metrics to reflect the potential impact upon Serena’s financial performance.

Plan Provisions:	This Plan replaces and supersedes the prior FY 2008 Executive Annual Incentive Plan and the FY 2007 Executive Annual Incentive Plan, which are null and void.

Participation in the Plan does not guarantee participation in other or future incentive plans. Plan structure and participation will be determined on an annual basis.

The Plan will be administered by the Compensation Committee of the Board of Directors (the “Administrator”). The Administrator will have all powers and discretion necessary or appropriate to administer and interpret the Plan, except to the extent that the Board reserves the right to approve matters related to the compensation of the Chief Executive Officer. The Administrator reserves the right to alter or cancel all or any portion of the Plan for any reason at any time, and to exercise its own judgment with regard to company performance in light of events outside the control of management and/or the Participant.

The Serena FY 2008 Compensation Plan General Terms and Conditions are incorporated herein, except to the extent inconsistent with the terms hereof.

* See Schedule 1 attached hereto

SCHEDULE 1

SERENA SOFTWARE, INC.

FY08 EXECUTIVE ANNUAL INCENTIVE PLAN

Effective May 1, 2007

Target annual cash incentive bonuses are equal to 100% of a participant’s annual base salary for our President and Chief Executive Officer, Senior Vice President, Chief Financial Officer and Senior Vice President, Worldwide Field Operations, and 50% of a participant’s annual base salary for our other executive officers. The actual bonus amounts are subject to achievement of one or more of the following performance metrics: (a) with regard to all of our executive officers, achievement of (i) our annual revenue target for fiscal year 2008, and (ii) our annual EBITA (earnings before interest, taxes and amortization) target for fiscal year 2008; and (b) with regard to our Senior Vice President, Research and Development, Senior Vice President, Marketing, Partners and SaaS Strategy, and Senior Vice President, General Counsel, achievement of management objectives applicable to the executive officer. With regard to our President and Chief Executive Officer, Senior Vice President, Chief Financial Officer and Senior Vice President, Worldwide Field Operations, 60% of the target bonus is based on achieving our annual revenue target and 40% of the target bonus is based on achieving our annual EBITA target. For our other executive officers, 30% of the target bonus is based on achieving our annual revenue target, 20% of the target bonus is based on achieving our annual EBITA target and 50% of the target bonus is based on achieving management objectives. Bonus amounts applicable to the achievement of financial-based metrics are capped at 200% based on achievement of 115% of the applicable metric. Incentive bonuses will be calculated and paid out on an annual basis for our President and Chief Executive Officer and Senior Vice President, Chief Financial Officer, and on a semi-annual basis for our other executive officers. For bonuses paid out on a semi-annual basis, the first semi-annual payment will be based on one-quarter of the participant’s annual target bonus and achievement of management objectives and financial-based metrics for the second quarter of FY 2008, and capped at 100% of one-quarter of the participant’s annual target bonus.

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